EXHIBIT 99.1
Mission Produce® Announces Fiscal 2025 Third Quarter Financial Results
Achieved record fiscal third quarter revenue and gross profit

OXNARD, Calif. -- September 8, 2025 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”) a world leader in sourcing, producing, and distributing fresh Hass avocados, today reported its financial results for the fiscal third quarter ended July 31, 2025.
Fiscal Third Quarter 2025 Financial Overview:
•Total revenue increased 10% to $357.7 million compared to the same period last year
•Net income of $14.7 million, or $0.21 per diluted share, compared to $12.4 million, or $0.17 per diluted share, for the same period last year
•Adjusted net income of $18.2 million, or $0.26 per diluted share, compared to $16.7 million, or $0.23 per diluted share, for the same period last year
•Adjusted EBITDA increased 3% to $32.6 million, compared to $31.5 million in the same period last year
CEO Message
Steve Barnard, CEO of Mission, stated, "This quarter, our commercial team demonstrated its unique ability to effectively program our owned Peruvian production to strategically deliver fruit into multiple global regions, resulting in supply consistency for our consumers and another quarter of strong financial performance. Our vertically integrated model, which combines a year-round sourcing network, owned production, global marketing and distribution capabilities and value-add services allows Mission to provide category leadership to drive global consumption. What's particularly encouraging is how our operations have adapted to market volatility — we've now demonstrated our ability to deliver solid results whether facing difficult supply conditions or favorable harvest environments, reflecting the consistency and operational excellence that helps us navigate various headwinds and capitalize on opportunities as they arise. With our strong operational performance and continued focus on working capital management, we generated $34 million of operating cash flow during the third quarter and expect to build on this in the fourth quarter as we sell the balance of our owned-crop inventory."
Fiscal Third Quarter 2025 Consolidated Financial Review
Total revenue for the third quarter of fiscal 2025 increased $33.7 million or 10% to $357.7 million compared to the same period last year. The increase was primarily driven by the Marketing & Distribution segment, where avocado volume sold increased 10%, partially offset by a decrease in average per-unit avocado sales prices of 5%. Volume and price movements resulted from higher Peruvian avocado production driven by more favorable weather conditions in the current year and greater availability of Mexican fruit due to harvest disruptions in the previous year.

Gross profit increased $8.1 million or 22% in the third quarter of fiscal 2025 to $45.1 million, while gross profit percentage increased 120 basis points compared to the same period last year, to 12.6% of revenue. The increase was driven by the International Farming segment where avocado production was significantly higher due to increased yields at our farms.

Selling, general and administrative expense (“SG&A”) for the third quarter increased $3.9 million or 19% to $24.1 million, compared to the same period last year primarily due to higher employee related costs, inclusive of incentive, performance-based stock compensation expense, and higher statutory profit sharing expense in the International Farming segment associated with performance.

Net income for the third quarter of fiscal 2025 was $14.7 million, or $0.21 per diluted share, compared to $12.4 million, or $0.17 per diluted share, for the same period last year.

EXHIBIT 99.1
Adjusted net income for the third quarter of fiscal 2025 was $18.2 million, or $0.26 per diluted share, compared to $16.7 million, or $0.23 per diluted share, for the same period last year. Growth of adjusted net income was driven by an increase in operating income, as well as a $0.8 million reduction in interest expense on lower rates and outstanding borrowings and a $0.3 million increase in equity method income that is primarily comprised of earnings from its investments in Henry Avocado Corporation.

Adjusted EBITDA was $32.6 million for the third quarter of fiscal 2025, an increase of $1.1 million or 3% as compared to $31.5 million in the prior year period, driven primarily by increased avocado production in the International Farming segment.
Fiscal Third Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment increased $22.8 million or 7% to $344.1 million for the third quarter, driven by the avocado volume and pricing dynamics described above.

Segment adjusted EBITDA was $20.0 million compared to $26.8 million for the same period last year, which primarily reflects the normalization of per-unit avocado gross margin in the current year period versus that of the prior year period where per-unit margin significantly exceeded the Company’s historical averages.
International Farming

The vast majority of fruit sales from the International Farming segment are made to the Marketing & Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. In addition, the Company operates approximately 700 acres of mangos in Peru. The timing of the mango harvest is generally concentrated in the fiscal second quarter.

Total sales in the International Farming segment for the third quarter increased $21.6 million or 79% to $49.0 million, compared to $27.4 million for the same period last year and segment adjusted EBITDA increased $7.5 million or 163% to $12.1 million compared to $4.6 million for the same period last year. The increases were driven by higher yield from owned avocado orchards as well as higher volume of avocado packing and cooling services provided to third parties.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Net sales in the Blueberries segment increased $2.9 million or 181% to $4.5 million for the third quarter, compared to $1.6 million for the same period last year, primarily due to higher volume produced on our farms and higher average per-unit sales price.
Segment adjusted EBITDA increased $0.4 million or 400% for the three months ended July 31, 2025 compared to the same period last year due to the blueberry volume and pricing dynamics described above.
Balance Sheet and Cash Flow
Cash and cash equivalents were $43.7 million as of July 31, 2025, compared to $58.0 million as of October 31, 2024.

The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance expected to be realized for the full year.

Net cash provided by operating activities was $21.4 million for the nine months ended July 31, 2025, as compared to cash provided by operating activities of $55.4 million for the same period last year. Higher working capital requirements in the current year were due to significantly higher avocado production and harvest timing in the International Farming segment, which resulted in higher inventory balances as well as lower payable balances with third-party suppliers and growers.

Capital expenditures were $39.8 million for the nine months ended July 31, 2025 compared to $25.3 million last year. Capital expenditures were comprised primarily of pre-production orchard maintenance, land improvements and packhouse construction in Guatemala and pre-production land development and blueberry plant cultivation in Peru.

EXHIBIT 99.1
Outlook
For the fourth quarter of fiscal year 2025, the Company is providing the following industry outlooks that will drive performance:
•Avocado industry volumes are expected to be approximately 15% higher in the fiscal 2025 fourth quarter versus the prior year period due to a combination of ample Peruvian product in the supply chain as the harvest season nears completion and the transition to the new Mexican crop, which is expected to be larger than prior year due to favorable weather conditions. Exported production from Mission’s owned farms in Peru is expected to range between 105 million to 110 million pounds (as compared to 43 million pounds in the 2024 harvest season, which was negatively impacted by weather-related events), of which approximately 48 million pounds were sold through as of the end of the fiscal third quarter.
•Pricing is expected to be lower on a year-over-year basis by approximately 20-25% as compared to the $1.90 per pound average experienced in fourth quarter of fiscal 2024. The decrease in pricing is directly correlated with expectations of higher volumes available in U.S. and international markets.

•The blueberries harvest season in Peru will begin to ramp up during the quarter. The Company expects to see meaningful volume increases from our owned farms, but the impact on revenue will likely be offset by lower average sales prices.

•For fiscal 2025, total capital expenditures are expected to remain in the range of $50 to $55 million.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its third quarter of fiscal 2025 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through September 22, 2025 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13751792.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. Effective for the fourth quarter of 2024, the Company made a change in presentation of its reconciliation of adjusted EBITDA to its comparable GAAP financial measure to include a subtotal of the non-GAAP adjustments before the effect of the noncontrolling interest adjustment called “adjusted EBITDA before adjustment for noncontrolling interest.” The presentation change has no impact to total adjusted EBITDA. The Company believes the addition of the subtotal within the reconciliation is useful because it better aligns with management’s sequence of review of the information in the reconciliation.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the appendices to this press release.

About Mission Produce, Inc.:

Mission Produce (NASDAQ: AVO) is a global leader in the worldwide fresh produce business, delivering fresh Hass avocados and mangos to retail, wholesale and foodservice customers in over 25 countries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and today also markets mangos and grows blueberries as part of its diversified

EXHIBIT 99.1
portfolio. The Company is vertically integrated and owns five state-of-the-art packing facilities across the U.S., Mexico, Peru, and Guatemala. With sourcing capabilities across 20+ premium growing regions, the company provides a year-round supply of premium fresh fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product, limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission. You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Content and Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	July 31, 2025	October 31, 2024
Assets
Current Assets
Cash and cash equivalents	$43.7	$58.0
Restricted cash	2.9	1.3
Accounts receivable
Trade, net of allowances	95.4	95.4
Grower and fruit advances	3.9	1.7
Other	18.6	15.3
Inventory	103.4	91.2
Prepaid expenses and other current assets	9.1	9.4
Income taxes receivable	7.7	6.7
Total current assets	284.7	279.0
Property, plant and equipment, net	538.8	523.4
Operating lease right-of-use assets	69.5	67.8
Equity method investees	32.9	33.0
Deferred income tax assets, net	9.8	9.7
Goodwill	39.4	39.4
Other assets	27.3	19.2
Total assets	$1,002.4	$971.5

Liabilities and Equity
Liabilities
Accounts payable	$46.4	$35.3
Accrued expenses	38.6	39.9
Income taxes payable	5.4	7.7
Grower payables	34.2	50.3
Short-term borrowings	2.9	3.0
Loans from noncontrolling interest holders—current portion	0.2	0.1
Notes payable	—	0.5
Long-term debt—current portion	3.0	3.0
Operating leases—current portion	6.8	6.4
Finance leases—current portion	2.4	2.9
Total current liabilities	139.9	149.1
Long-term debt, net of current portion	128.5	110.7
Loans from noncontrolling interest holders, net of current portion	0.9	1.8
Operating leases, net of current portion	68.9	67.4
Finance leases, net of current portion	21.7	21.5
Income taxes payable	—	1.3
Deferred income tax liabilities, net	16.5	16.6
Other long-term liabilities	25.5	26.0
Total liabilities	401.9	394.4
Equity
Mission Produce shareholders' equity	568.7	547.3
Noncontrolling interest	31.8	29.8
Total equity	600.5	577.1
Total liabilities and equity	$1,002.4	$971.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2025	2024	2025	2024
Net sales	$357.7	$324.0	$1,072.2	$880.3
Cost of sales	312.6	287.0	967.2	783.6
Gross profit	45.1	37.0	105.0	96.7
Selling, general and administrative expenses	24.1	20.2	67.8	59.6
Operating income	21.0	16.8	37.2	37.1
Interest expense	(2.4)	(3.2)	(7.1)	(9.9)
Equity method income	2.0	1.7	3.7	2.6
Other (expense) income, net	(0.8)	1.3	0.1	1.3
Income before income taxes	19.8	16.6	33.9	31.1
Provision for income taxes	5.3	4.5	10.2	10.0
Net income	$14.5	$12.1	$23.7	$21.1
Less: Net (loss) income attributable to noncontrolling interest	(0.2)	(0.3)	2.0	1.7
Net income attributable to Mission Produce	$14.7	$12.4	$21.7	$19.4

Net income per share attributable to Mission Produce:
Basic	$0.21	$0.17	$0.31	$0.27
Diluted	$0.21	$0.17	$0.30	$0.27

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,038,054	71,082,945	71,221,500	70,977,504

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended July 31,
(In millions)	2025	2024
Operating Activities
Net income	$23.7	$21.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.1	27.5
Amortization of debt issuance costs	0.2	0.2
Equity method income	(3.7)	(2.6)
Noncash lease expense	5.2	4.6
Stock-based compensation	5.6	4.5
Dividends received from equity method investees	4.4	3.2
Losses on asset impairment, disposals and sales	2.9	3.8
Gains on settlement of asset retirement obligations	(0.8)	—
Deferred income taxes	(0.3)	(1.3)
Unrealized losses (gains) on foreign currency transactions	0.8	(0.6)
Unrealized loss on derivative financial instruments	—	0.1
Other	(0.1)	(0.1)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(0.3)	(26.5)
Grower fruit advances	(2.1)	(0.7)
Other receivables	(3.3)	(1.4)
Inventory	(11.8)	(10.6)
Prepaid expenses and other current assets	0.1	0.8
Income taxes receivable	(0.8)	(2.6)
Other assets	(7.1)	0.5
Accounts payable and accrued expenses	11.5	10.6
Income taxes payable	(3.6)	2.4
Grower payables	(16.4)	28.6
Operating lease liabilities	(5.1)	(4.7)
Other long-term liabilities	(1.7)	(1.4)
Net cash provided by operating activities	$21.4	$55.4
Investing Activities
Purchases of property, plant and equipment	(39.8)	(25.3)
Proceeds from sale of property, plant and equipment	—	0.1
Investment in equity method investees	—	(0.6)
Other	(0.2)	(0.2)
Net cash used in investing activities	$(40.0)	$(26.0)
Financing Activities
Borrowings on revolving credit facility	55.0	40.0
Payments on revolving credit facility	(35.0)	(55.0)
Proceeds from short-term borrowings	5.2	3.0
Repayment of short-term borrowings	(7.3)	(2.8)
Principal payments on long-term debt obligations	(2.3)	(2.7)
Principal payments on finance lease obligations	(0.7)	(1.6)
Payments for long-term supplier financing	(1.1)	(0.5)
Payments to noncontrolling interest holder for long-term supply financing	(1.3)	(2.0)
Principal payments on loans due to noncontrolling interest holder	—	(0.5)
Payments of minimum withholding taxes on net share settlement of equity awards	(1.5)	(0.8)
Exercise of stock options	0.3	—
Purchase and retirement of common stock	(5.5)	—
Net cash provided by (used in) financing activities	$5.8	$(22.9)
Effect of exchange rate changes on cash	0.1	0.2

MISSION PRODUCE, INC.

	Nine Months Ended July 31,
(In millions)	2025	2024
Net (decrease) increase in cash, cash equivalents and restricted cash	(12.7)	6.7
Cash, cash equivalents and restricted cash, beginning of period	59.3	43.2
Cash, cash equivalents and restricted cash, end of period	$46.6	$49.9

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$43.7	$49.5
Restricted cash	2.9	0.4
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$46.6	$49.9

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions, except for per share amounts)	2025	2024	2025	2024
Net income attributable to Mission Produce	$14.7	$12.4	$21.7	$19.4
Stock-based compensation	1.7	1.5	5.6	4.5
Unrealized loss on derivative financial instruments	(0.1)	0.1	—	0.5
Foreign currency transaction (gain) loss	1.2	(1.2)	1.4	0.1
Losses on asset impairment and disposals	1.1	3.4	2.9	3.8
Farming costs for nonproductive orchards(1)	0.7	1.3	2.7	3.5
Recognition of deferred ERP costs	0.6	0.5	1.7	1.6
Canada site closures(2)	(0.4)	—	1.1	—
Transaction costs	0.1	—	0.3	—
Tariffs(3)	—	—	1.1	—
Depreciation-blueberries(4)	—	—	—	4.1
Severance	—	—	—	1.3
Legal settlement	—	—	—	0.2
Amortization of intangible asset recognized from business combination	—	—	—	0.5
Tax effects of adjustments to net income attributable to Mission Produce(5)	(1.1)	(1.1)	(3.9)	(4.1)
Noncontrolling interest(6)	(0.3)	(0.2)	(0.6)	(2.2)
Mission Produce adjusted net income	$18.2	$16.7	$34.0	$33.2
Mission Produce adjusted net income per diluted share	$0.26	$0.23	$0.48	$0.47
(1)Costs related to blueberry orchards were $0.2 million for both the three months ended July 31, 2025 and 2024, and $1.4 million and $2.2 million for the nine months ended July 31, 2025 and 2024, respectively. Costs related to avocado orchards were $0.5 million for both the three months ended July 31, 2025 and 2024, and $1.3 million for both the nine months ended July 31, 2025 and 2024.
(2)Represents costs recognized in cost of sales related to the closure of the Company’s Canadian distribution centers, including: accelerated depreciation expense on property, plant and equipment and operating lease right-of-use lease assets, early lease termination costs, severance costs, and gains on settlement of asset retirement obligations.
(3)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports and additional adjustments are not expected in the future.
(4)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(5)Tax effects are calculated using applicable rates that each adjustment relates to.
(6)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2025	2024	2025	2024
Marketing & Distribution adjusted EBITDA	$20.0	$26.8	$46.5	$59.5
International Farming adjusted EBITDA	12.1	4.6	15.4	1.9
Blueberries adjusted EBITDA	0.5	0.1	7.5	9.5
Total reportable segment adjusted EBITDA	$32.6	$31.5	$69.4	$70.9
Net income	14.5	12.1	23.7	21.1
Interest expense(1)	2.4	3.2	7.1	9.9
Provision for income taxes	5.3	4.5	10.2	10.0
Depreciation and amortization(2)	8.4	8.9	24.1	27.5
Equity method income	(2.0)	(1.7)	(3.7)	(2.6)
Stock-based compensation	1.7	1.5	5.6	4.5
Losses on asset impairment and disposals	1.1	3.4	2.9	3.8
Farming costs for nonproductive orchards	0.5	0.5	1.3	1.3
Recognition of deferred ERP costs	0.6	0.5	1.7	1.6
Severance	—	—	—	1.3
Legal settlement	—	—	—	0.2
Transaction costs	0.1	—	0.3	—
Canada site closures(3)	(0.5)	—	0.2	—
Tariffs(4)	—	—	1.1	—
Other expense (income), net	0.8	(1.3)	(0.1)	(1.3)
Adjusted EBITDA before adjustment for noncontrolling interest	32.9	31.6	74.4	77.3
Noncontrolling interest(5)	(0.3)	(0.1)	(5.0)	(6.4)
Total adjusted EBITDA	$32.6	$31.5	$69.4	$70.9
(1)Includes interest expense from finance leases, the most significant of which is for land at our Blueberries segment of $0.5 million for both the three months ended July 31, 2025 and 2024 and $1.5 million for both the nine months ended July 31, 2025 and 2024.
(2)Includes depreciation and amortization of purchase accounting assets of zero and $0.2 million for the three months ended July 31, 2025 and 2024, respectively, and $0.8 million and $3.5 million nine months ended July 31, 2025 and 2024, respectively. Includes $0.3 million of amortization of the Blueberries finance lease for both the three months ended July 31, 2025 and 2024 and $0.7 million for both the nine months ended July 31, 2025 and 2024. The nine months ended July 31, 2025 also include $0.9 million of accelerated depreciation expense from fixed assets related to the closure of our Canada facilities during the second quarter. The nine months ended July 31, 2024 also include $4.1 million of accelerated depreciation expense, $2.0 million of which was from purchase accounting assets, for certain blueberry plants determined to have no remaining useful life.
(3)Represents charges recognized in cost of sales related to the closure of our Canada facilities, including: accelerated amortization of operating lease right-of-use assets, early lease termination costs and severance costs, partially offset by gains on settlement of asset retirement obligations.
(4)Represents tariff charges levied on USMCA-compliant goods imported from Mexico for the three-day period from March 4th to March 6th, 2025. The extremely short-term nature of the charges prevented the Company from effectively passing the charges in both pricing to customers and prices paid for goods from suppliers. USMCA-compliant goods have subsequently been exempted from tariff charges on U.S. imports and additional adjustments are not expected in the future.
(5)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	International Farming	Blueberries	Total	Marketing & Distribution	International Farming	Blueberries	Total
	Three Months Ended July 31,
(In millions)	2025				2024
Third party sales	$344.1	$9.1	$4.5	$357.7	$321.3	$1.1	$1.6	$324.0
Affiliated sales	—	39.9	—	39.9	—	26.3	—	26.3
Total segment sales	344.1	49.0	4.5	397.6	321.3	27.4	1.6	350.3
Intercompany eliminations	—	(39.9)	—	(39.9)	—	(26.3)	—	(26.3)
Total net sales	$344.1	$9.1	$4.5	$357.7	$321.3	$1.1	$1.6	$324.0
	Nine Months Ended July 31,
	2025				2024
Third party sales	$1,002.4	$13.2	$56.6	$1,072.2	$833.0	$3.2	$44.1	$880.3
Affiliated sales	—	53.1	—	53.1	—	31.4	—	31.4
Total segment sales	1,002.4	66.3	56.6	1,125.3	833.0	34.6	44.1	911.7
Intercompany eliminations	—	(53.1)	—	(53.1)	—	(31.4)	—	(31.4)
Total net sales	$1,002.4	$13.2	$56.6	$1,072.2	$833.0	$3.2	$44.1	$880.3
Avocado Sales

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024
Pounds of avocados sold (millions)	183.5	166.1	509.8	486.2
Average sales price per pound	$1.74	$1.84	$1.83	$1.62

Sales by Type

	Three Months Ended July 31,		Nine Months Ended July 31,
(In millions)	2025	2024	2025	2024
Avocado	$327.0	$306.9	$938.8	$786.7
Other	30.7	17.1	133.4	93.6
Total net sales	$357.7	$324.0	$1,072.2	$880.3